Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made to be effective as of December 10, 2015 (the “Effective Date”) by and between American Midstream GP, LLC, a Delaware limited liability company (“Company”), High Point Infrastructure Partners, LLC, a Delaware limited liability company (the “Class A Member”) and Lynn L. Bourdon III (“Executive”).
W I T N E S S E T H:
WHEREAS, it is the desire of the Company to assure itself of the services of Executive as of the Effective Date and thereafter by entering into this Agreement; and
WHEREAS, Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.
NOW, THEREFORE, for and in consideration of the foregoing and of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE 1.	EMPLOYMENT AND DUTIES; BOARD MEMBERSHIP
1.1    Employment. As of the Effective Date and for the period set forth in Article 2 of this Agreement, Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.
1.2    Officer Positions. The Company shall employ Executive as its most senior executive officer with the titles of President and Chief Executive Officer and Chairman of the Board, or in such other positions as Executive and the Company mutually may agree. Executive shall report to the Board of Directors of the Company (the “Board”). Subject to the oversight of the Board, Executive shall have general management and control of the Company.
1.3    Board Membership. For the period set forth in Article 2 of this Agreement, the Company shall cause Executive to be appointed as a member of the Board and as Chairman of the Board having the same voting rights as other non-independent members of the Board. During such period, Executive shall have the right (acting as a single-member committee of the Board) to propose from time to time individuals who will serve on the Board as independent members of the Board. The Company and High Point Infrastructure Partners, LLC shall (i) cause the individuals so proposed to be appointed to the Board provided that (A) such nominees qualify as independent directors under the then-applicable rules of the New York Stock Exchange (or such other national securities exchange on which the securities of the Company or American Midstream Partners, L.P. (“AMID”) are then listed) and (B) are otherwise acceptable to the Class A Member in its reasonable and good faith judgment, and (ii) with the consent of the Class A Member (which shall not be unreasonably withheld), cause the resignation or removal of incumbent independent Board members who are not re-proposed by Executive for appointment to the Board. The parties acknowledge that the Class A Member may, following discussion and cooperation with Executive, propose individuals to serve as independent members of the Board or cause the resignation or removal of incumbent independent Board members.
1.4    Duties and Services. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s duties and responsibilities as the President and Chief Executive Officer of the Company will include services with respect to AMID, as well as the Company’s other affiliates, as applicable from time to time. Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s executive employees, as such policies may be amended from time to time; provided, however, that such policies do not have the effect of altering in any material respect Executive’s rights or obligations under this Agreement or any Ancillary Agreement and; provided, further, that in the event of any inconsistency between a Company policy and the terms of this Agreement or any Ancillary Agreement, this Agreement or such Ancillary Agreement shall control over such policy. Any of the services required to be performed by Executive hereunder may be performed personally by Executive individually, or in the alternative personally by Executive in his capacity as a partner, member, owner, manager, or representative of any entity in which he holds an ownership interest; provided, however, that (i) nothing in this sentence shall be interpreted or applied to lessen the obligations of, duties of, or restrictions on, Executive herein, and (ii) for the avoidance of doubt, Company shall have no obligation to accept performance of any such services by anyone other than Executive, personally, and may reject such performance of any such services by anyone other than Executive, personally, in its sole and absolute discretion.
1.5    Other Interests. Executive agrees, during the period of his employment by the Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of the Company and its affiliates; provided, however, that Executive shall be entitled to make and manage personal investments and to serve on the board of directors (or equivalent governing bodies) of business, educational, charitable or religious organizations if such activities do not materially interfere with the performance of Executive’s duties under this Agreement and, in the case of public or for-profit organizations, subject to Executive providing written notice to the Company at least 30 days prior to the commencement of such service. Executive shall not during the period of his employment by the Company own, directly or indirectly, any interest in, or be a lender to, any business entity that is a competitor of the Company except through (i) ownership of less than 3% of any class of publicly-traded securities of such business entity, or (ii) ownership of a business entity described in Exhibit A (Permitted Investments).

1.6    Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of the Company. In keeping with such duty, and without limiting Executive’s other duties and obligations under this Agreement or applicable law, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the Company’s business.
1.7    Location. Executive’s principal place of employment will be at the Company’s executive offices in Houston, Texas. Executive shall be entitled to perform his duties from the Company’s Houston, Texas executive offices except for necessary and occasional business travel. The Company shall cause the Company’s other senior management personnel who are not resident in the Houston Metropolitan area to be available to conduct business in or from the Company’s Houston, Texas executive offices as reasonably required by Executive from time to time.

ARTICLE 1.	TERM AND TERMINATION OF EMPLOYMENT
2.1    Term. Unless sooner terminated pursuant to other provisions hereof, the term of Executive’s employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date, and ending on January 2, 2019. The Term shall automatically renew for additional twelve (12) month periods unless no later than 60 days prior to the end of the applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, unless sooner terminated pursuant to other provisions hereof. If either the Company or Executive elects not to extend the then-applicable Term of the Agreement in accordance with the foregoing, then, except as provided herein, each party’s rights under this Agreement shall terminate on the last day of the then-current Term and, if Executive continues to be employed by the Company, Executive shall then become an “at-will” employee and may be terminated at any time, subject only to the requirements of any applicable law; provided, however, that the provisions of Articles 4, 5, 6 and 7 of this Agreement shall survive any termination or non-renewal of the Term and this Agreement and shall remain in effect in accordance with their terms for the durations set forth in such provisions, where applicable.
2.2    Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, the Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:
(a)    upon Executive’s death (for the avoidance of doubt, Executive’s employment shall automatically terminate upon his death);
(b)    upon Executive’s disability, which shall mean Executive’s becoming incapacitated by accident, sickness, or other circumstances which renders him mentally or physically incapable, despite reasonable accommodation, of performing the essential duties and services required of him hereunder for an aggregate of 90 days plus paid time off due but not taken by Executive, or more (whether or not consecutive), out of any consecutive 180-day period, as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed and with any refusal by Executive to submit to a medical examination deemed to constitute conclusive evidence of disability;
(c)    for “Cause,” which shall mean Executive has (A) engaged in gross negligence in the performance of the duties required of him hereunder; (B) engaged in willful misconduct in the performance of the duties required of him hereunder resulting in a material detriment to the Company; (C) unlawfully used (including being under the influence of) or possessed illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing his duties or responsibilities under this Agreement; (D) committed a material act of fraud or embezzlement against the Company, its affiliates, or any of their respective equityholders; (E) been convicted of (or pleaded guilty or no contest to) a felony, other than a non-injury vehicular offence, that could be reasonably expected to reflect unfavorably and materially on the Company; or (F) materially breached or violated any material provision of this Agreement or violated any material provision of any material Company written company policy that has been previously provided or made available to Executive and that is not inconsistent with the terms of this Agreement; or
(d)    at any time for any other reason, or for no reason whatsoever, in the sole discretion of the Board as exercised by a least a majority of the members of the Board.
2.3    Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:
(a)    for “Good Reason,” which shall mean, in connection with or based upon a nonconsensual (A) material alteration in Executive’s responsibilities, duties, authority or titles or the assignment to Executive of duties or responsibilities inconsistent with Executive’s status and titles as the most senior officer of the Company; (B) assignment of Executive to a principal office located beyond a 30-mile radius of Executive’s then current work place; (C) material breach by any party to this Agreement other than Executive of any material provision of this Agreement including Articles 1, 3 and 4 of this Agreement; or (D) material breach by any party to an Ancillary Agreement other than Executive of any material provision of an Ancillary Agreement.
(b)    at any time for any other reason, or for no reason whatsoever, in the sole discretion of Executive.

2.4    Notice of Termination.
(a)    If the Company desires to terminate Executive’s employment hereunder for any reason other than in any event or circumstance described in paragraph 2.2(a), 2.2(b), or 2.2(c), and at any time prior to the expiration of the then-applicable Term as provided in paragraph 2.1, it shall do so by giving a 30-day written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating, on a confidential basis, the effective date and reason for such termination in reasonable detail, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. In the case of any notice by the Company of its intent to terminate Executive’s employment hereunder for Cause pursuant to paragraphs 2.2(c)(A), 2.2(c)(B), or 2.2(c)(F), the Company shall provide Executive with a confidential written notice describing in reasonable detail the condition(s) constituting Cause and, if such condition(s) is/are susceptible of being remedied, Executive shall have 30 days following the Company’s provision of such notice to remedy such condition(s) in all material respects. If Executive remedies the conditions constituting Cause in all material respects within such 30-day period, then Cause shall not exist to terminate Executive’s employment hereunder and Executive’s employment hereunder shall continue until terminated by the Company or Executive. If Executive does not remedy the conditions constituting Cause in all material respects within such 30-day period, Executive’s employment with the Company shall terminate on the date that is 31 days following the date of the Company’s notice of termination.
(b)    If Executive desires to terminate his employment hereunder at any time prior to the expiration of the then-applicable Term as provided in paragraph 2.1, he shall do so by giving a 30-day written notice to the Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination; provided, however, that in the event that Executive delivers a notice of termination to the Company, the Company may, in its sole discretion, change the date of termination to any date that occurs following the date of the Company’s receipt of such notice of termination and is prior to the date specified in such notice of termination and further provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. In case of any notice by Executive of his intent to terminate his employment hereunder for Good Reason, Executive shall provide the Company with confidential written notice describing in reasonable detail the condition(s) constituting Good Reason and, if such conditions(s) is/are susceptible of being remedied, the Company shall have 30 days following Executive’s provision of such notice to remedy such condition(s). If the Company remedies the condition(s) constituting the Good Reason in all material respects within such 30-day period, then Executive’s employment hereunder shall continue and his notice of termination shall become void and of no further effect. If the Company does not remedy the condition(s) constituting the Good Reason in all material respects within such 30-day period, Executive’s employment with the Company shall terminate on the date that is 31 days following the date of Executive’s notice of termination and Executive shall be entitled to receive the payments and benefits described in this Agreement applicable to termination of this Agreement for Good Reason. The notice, remedy rights and termination timing provisions applicable under this paragraph 2.4 in the case of Executive’s election to terminate his employment for Good Reason are referred to collectively as the “Good Reason Termination Procedure.”
2.5    Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative; provided, however, that, except with respect to AMID and its subsidiaries, Executive shall not be deemed to resign from any capacity in any affiliate of the Company in which Executive has personally invested.

ARTICLE 2.	COMPENSATION AND BENEFITS
3.1    Base Salary. During the period of this Agreement, Executive shall receive an annual base salary of $500,000, provided that Executive’s annual base salary shall be reviewed by the Compensation Committee of the Board if such committee exists (“Compensation Committee”), or if there is no Compensation Committee, the Board, on an annual basis, and, in the sole discretion of the Compensation Committee (or the Board if a Compensation Committee does not exist) such annual base salary may be adjusted upward (but not downward), effective as of any date determined by the Compensation Committee(or the Board if a Compensation Committee does not exist). Executive’s annual base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives, but no less frequently than monthly.
3.2    Bonus Opportunity. Starting with the full calendar year 2016, Executive shall be eligible to earn and receive an annual cash incentive performance bonus under an annual incentive program established by the Compensation Committee, or if no Compensation Committee exists, the Board (the “Bonus Program”). The Bonus Program, which may be subject to revision from time to time, will provide the Executive with an opportunity to earn up to a targeted award amount of 100% of his annual base salary, with a payout range of 0% to 150% and with the actual amount of any performance bonus payable under the Bonus Program based on the achievement of certain individual or Company performance metrics, or other criteria as determined and established by the Compensation Committee (or the Board if a Compensation Committee does not exist) from time to time in its discretion. If earned during the Term, any incentive performance bonus under the Bonus Program that is payable after the Term shall be paid to Executive on the applicable payment date which shall be no later than March 15th of the calendar year following the year in which it was earned. All determinations with respect to the Bonus Program shall be made by the Compensation

Committee (or the Board if a Compensation Committee does not exist) and their determinations shall be final and binding.
3.3    Annual Equity Incentive Compensation. Executive will be eligible to earn and receive regular grants of long-term equity incentive awards under the Amended and Restated American Midstream GP, LLC Long-Term Incentive Plan and any successor or additional plan (collectively, the “LTIP”). Awards under the LTIP shall vest in four equal annual installments and each annual installment is referred to herein as a “Vesting Tranche.” Awards are typically determined annually by the Compensation Committee (or if there is no Compensation Committee, the Board) and currently are granted in the form of AMID phantom units that, with respect to the Executive, may be settled upon vesting in (x) common units in AMID, or, (y) with consent of Executive or if required as a result of any applicable federal securities laws or the rules of the New York Stock Exchange (or such other national securities exchange on which the securities of AMID are then listed), in cash. Executive will have an annual target award level under the LTIP (the “LTI Target”) unless otherwise determined in accordance with the last sentence of this paragraph 3.3 of (i) 200% of his annual base salary to the extent the award is granted in tandem with DERs (as defined in the LTIP), or (ii) 300% of his annual base salary if, and to the extent that, the award is not granted in tandem with DERs; provided, however, that if an award is granted in tandem with DERs based on an LTI Target of 200% of annual base salary but during the vesting period for such LTIP award AMID pays a quarterly cash distribution on common units that is less than the Minimum Quarterly Distribution (as defined the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “AMID LP Agreement”)) in effect as of the Effective Date, then the Executive by written notice to the Company given within 90 days after payment of such distribution may elect to adjust the award to eliminate his right to DERs with respect to such award. If such election is made, then the number of units subject to such award in each Vesting Tranche will be increased by a number of units equal to (A) 50% multiplied by the Original Award Value (as defined below) and then divided by the Fair Market Value (as defined in the LTIP) of one AMID common unit on the date of such election, minus (B) the total cash distribution equivalent payments previously made in respect of such Vesting Tranche divided by the Fair Market Value (as defined in the LTIP) of one AMID common unit on the date of such election. If Executive makes an election described in the preceding sentence, he shall not thereafter be entitled to reverse such election. For purposes of the foregoing, the “Original Award Value” is equal to the Fair Market Value of one AMID common unit on the original grant date of the LTIP award multiplied by the number of phantom units in the applicable Vesting Tranche. All awards under the LTIP will be issued subject to a separate award agreement in such standard form as will be determined by the Board or the Compensation Committee from time to time that is consistent with the terms of this Agreement. The amount for the DERs will be paid to Executive at the same time as distributions are paid to unit holders. Vesting of LTIP awards shall accelerate and be payable as provided in paragraph 3.8 and Article 4. Executive’s first regular grant under the LTIP will be made in or around March 2016 and will vest in four equal annual installments of 25%, with the first 25% installment fully vested as of the date of grant. All determinations with respect to awards granted under the LTIP shall be made by the Compensation Committee (or the Board if a Compensation Committee does not exist) and their determinations shall be final and binding to the extent such determinations are not contrary to the terms of this Agreement or any Ancillary Agreement. The parties agree that the LTIP Target set forth above in this paragraph 3.3 is, as of the Effective Date, commensurate with the level of long term equity incentive compensation awarded to individuals holding positions such as those held by Executive in the industry in which AMID participates and having the depth of experience and knowledge that the Executive possesses. However, the LTIP Target shall be reviewed annually by the Compensation Committee (or the Board if a Compensation Committee does not exist) and may be adjusted to the extent that it is determined that the LTI Target is no longer so commensurate at that later date. Executive acknowledges that the LTI Target is a “target” annual award level and that this does not guarantee that any given annual award under the LTIP will equal the LTI Target.
3.4    Signing Bonus Grant. As soon as practicable after the Effective Date but in no event later than December 31, 2015, Executive shall be granted 200,000 AMID phantom units under the LTIP (the “Signing Bonus Grant”). The Signing Bonus Grant will be evidenced by and will be subject to the terms and conditions of a separate award agreement consistent with the terms of this Agreement and will vest entirely upon the third anniversary of the Effective Date, subject to the Executive’s continued employment with the Company on such date; provided, however, that the Signing Bonus Grant agreement shall provide that the Signing Bonus Grant will become accelerated and vested as provided in paragraph 3.8 and Article 4. The Signing Bonus Grant will be granted in tandem with DERs that will entitle the Executive to receive cash distribution equivalent payments only in the same proportion as AMID’s Series A Preferred Units receive distributions in cash (as opposed to such Series A Preferred Units receiving distributions in the form of paid-in-kind units (“PIK Units”)). For example, if for a given quarter when the Signing Bonus Grant is outstanding, AMID pays distributions on AMID’s Series A Preferred Units 50% in cash and 50% in the form of PIK Units, the Executive will receive a cash distribution equivalent payment in respect of the Signing Bonus Grant for 50% of the common units subject to the award. If for any reason AMID’s Series A Preferred Units cease to be outstanding before the Signing Bonus Grant has fully vested, the Executive will receive the same cash distributions per phantom unit comprising the Signing Bonus Grant as are received by holders of AMID’s common units.
3.5    Common Unit Purchase Option. At the Effective Date, Executive shall be granted an option to acquire 200,000 AMID common units under the LTIP at a price per-unit equal to $7.50 (the “Option”). Subject to paragraph 3.8 and Article 4, the Option will vest and become exercisable on January 1, 2019, and will expire on March 15 of the calendar year following the calendar year in which the Option vests. The Option will be granted pursuant to a separate unit option agreement containing terms and conditions that are not inconsistent with this paragraph 3.5, paragraph 3.8 and Article 4; provided, however, that such unit option agreement shall not restrict the exercise of the

Option in whole or in part prior to expiration of the Option or restrict the sale of the AMID common units issued upon exercise of the Option, other than restrictions arising under federal securities laws and, for so long as the Executive is employed by the Company, the Company’s trading “blackout” policy applicable to all senior officers generally with respect to AMID’s securities. Throughout the period during which the Option is exercisable, Company shall cause AMID to register the issuance of the underlying AMID common units under the Securities Act of 1933, as amended, and applicable blue sky laws on Form S-8 to the extent that AMID shall from time to time be eligible to use such Form for such issuances.
3.6    Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:
(a)    Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its senior executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations approved by the Board and approved costs of entertainment and business development.
(b)    Vacation. During his employment hereunder, Executive shall be entitled to six weeks’ paid vacation each calendar year in accordance with the Company’s policies in effect and to all holidays (paid or unpaid) provided to executives of the Company generally.
(c)    Other Company Benefits. Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in, and in accordance with the terms of, all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of the Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by the Company. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes do not result in a proportionately greater reduction in the rights of or benefits to Executive, Executive’s spouse, dependents and beneficiaries, as compared with any other senior executive of the Company and their respective spouse, dependents and beneficiaries.
3.7    Location for Payments and Benefits. The Company and Executive agree that all payments and benefits due to Executive (excluding, for the avoidance of doubt any Schedule K-1 income allocated to the Executive or his related entities as a result of his ownership of partnership or membership interests in the Company, AMID or any of their affiliates) shall be earned and payable to Executive in Houston, Texas for so long as Executive’s principal place of employment is in the Houston metropolitan area. The Company and Executive further agree to so report the location at which Executive earned and was paid such payments and benefits in any tax returns or other filings with taxing or other governmental authorities. For so long as Executive’s principal place of employment is in the Houston metropolitan area, the Company shall promptly reimburse Executive for any taxes or other assessments paid by Executive to any taxing or other governmental authority located in a state other than Texas if, and to the extent that, such taxes or other assessments arise out of or in connection with Executive’s employment by the Company or the payments or benefits paid or due to Executive hereunder. The Company shall not be required to reimburse Executive for taxes and assessments imposed on Executive by federal law or by the laws of the State of Texas or of any political subdivision of the State of Texas.
3.8    Change in Control. Upon a Change in Control, as defined herein, all unvested long-term equity incentive awards under the LTIP shall be 100% vested and payments accelerated, any unvested portion of the Signing Bonus Grant shall be 100% vested and paid, and, if the Change in Control occurs prior to the expiration of the Option, the Option shall be 100% vested and exercisable.

ARTICLE 3.	EFFECT OF TERMINATION OR EXPIRATION ON COMPENSATION
4.1    Payment of Accrued Salary, Expense Reimbursement and Vacation Obligations. Upon termination of Executive’s employment hereunder for any reason and by any means, Executive shall be entitled to, and shall be paid, (i) any annual base salary that is accrued and unpaid as of the date of such termination, which shall be paid on the next regularly scheduled pay day for the payment of Executive’s annual base salary, (ii) any expense reimbursement payable in accordance with paragraph 3.6(a) for reimbursable expenses incurred by Executive prior to the date of such termination, which shall be paid at the time and in the manner provided by the Company’s reimbursement policy and in accordance with this Agreement (iii) a prorated portion of Executive’s unused paid vacation time for the year in which such termination occurs and (iv) payment of any other Company benefits under paragraph 3.6(c) according to the terms of those plans and governing documents (collectively, “Accrued Benefits”).
4.2    Termination for Cause or Without Good Reason. If Executive’s employment is terminated by the Company for Cause or Executive terminates his employment without Good Reason, (i) the Executive shall be paid and entitled to all Accrued Benefits and (ii) all LTIP awards, the Signing Bonus Grant under paragraph 3.4 and the Option shall vest and/or expire according to their award agreements.
4.3    Termination Due to Death or Disability. If Executive’s employment hereunder is terminated due to his death or disability (as described in paragraph 2.2(b)), (i) Executive shall be entitled to the Accrued Benefits and (ii) all LTIP awards, the Signing Bonus Grant and the Option shall be 100% vested and paid according to the terms of the applicable award agreements.
4.4    Termination for Good Reason, Without Cause or Company’s Non-Renewal.
(a)    If Executive’s employment hereunder shall be terminated at any time by Executive for Good Reason and in substantial compliance with the Good Reason Termination Procedure then, subject to paragraph 4.6:
(i)    The Company shall pay Executive an amount in a cash lump sum equal to the sum of (A) Executive’s annual base salary at the rate in effect for the calendar year during which such termination of Executive’s employment occurs and (B) the amount of the Executive’s current year annual cash bonus for the year of termination at the target calculated on the basis of 12 months as if all goals for a target bonus have been achieved (together, the “Severance Amount”);
(ii)    The Company shall pay and provide all Accrued Benefits and pay Executive the COBRA Payment; and
(iii)    All LTIP awards and the Signing Bonus Grant shall be 100% vested and payable and the Option shall be 100% vested and exercisable through March 15th of the year following the calendar year of Executive’s termination.
(b)    If Executive’s employment hereunder shall be terminated by the Company for any reason other than in any event or circumstance described in paragraph 2.2(a), 2.2(b), or 2.2(c) or by Executive or Company due to the Company’s Notice of Non-Renewal, then, subject to paragraph 4.6:
(i)    The Company shall pay Executive the Severance Amount;
(ii)    The Company shall pay and provide all Accrued Benefits and pay Executive the COBRA Payment;
(iii)    If such termination occurs on or before the third anniversary of the Effective Date, (A) all LTIP awards shall vest through the year of termination and be payable (to the extent vested and shall be forfeited to the extent not vested), (B) the Signing Bonus Grant shall be 100% vested and payable, provided, however, that in the event the Company waives its right to enforce the provisions of paragraph 5.5(a), the Signing Bonus Grant shall vest only through the year of termination and shall be payable only to the extent vested (and to the extent not vested shall be forfeited upon termination), and (C) the Option shall become

100% vested and exercisable through March 15th of the year following the calendar year of Executive’s termination.
(iv)    If such termination occurs after the third anniversary of the Effective Date, (A) all LTIP awards shall vest through the year of termination plus one additional year of vesting and be payable (to the extent vested and shall be forfeited to the extent not vested), (B) the Signing Bonus Grant shall be 100% vested and payable, and (C) the Option, if not previously vested, shall become 100% vested and exercisable through March 15th of the year following the calendar year of Executive’s termination.
(c)    The Severance Amount and COBRA Payment shall be paid pursuant to this paragraph 4.4 in lieu of Executive’s participation in any bonus opportunity described in paragraph 3.2 for the year in which such termination occurs.
(d)    It is intended that Executive will receive an award of Class C Units in the Company pursuant to a separate Class C Award Agreement and a Third Amended and Restated Limited Liability Company Agreement of the Company, each of which will be in the forms last provided to Executive prior to his execution of this Agreement (or shall contain only changes that are not adverse to Executive). In the event such Class C Units are not granted by February 1, 2016, Executive may resign his employment and in such event (i) Executive will be entitled to receive a cash lump sum amount equal to the Severance Amount divided by 2 (subject to paragraphs 4.5 and 4.6), and (ii) the Company will be deemed to have automatically waived and relinquished its rights to enforce any non-competition or non-solicitation covenants against Executive pursuant to paragraph 5.5.
4.5    Severance Amount. Subject to paragraph 4.6, the Severance Amount and COBRA Payment, if any shall be due, shall be paid within 30 days of Executive’s termination of employment in a cash lump sum. If any Severance Amount and COBRA Payment would otherwise be owed under this Agreement, but the requirements of paragraph 4.6 are not satisfied, then no Severance Amount or COBRA Payment shall be owed or paid. If the requirements of paragraph 4.6 are satisfied, then, subject to paragraph 7.13(d), the Severance Amount and COBRA Payment will be paid upon the date that the release described in paragraph 4.6 becomes irrevocable; provided, however, that to the extent the Severance Amount and/or COBRA Payment constitutes deferred compensation under Section 409A of the Code, as defined in paragraph 7.13, and the period during which the Executive may execute the release described in paragraph 4.6 straddles two calendar years the Severance Amount will be paid in the second calendar year.
4.6    Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of any portion of the Severance Amount and COBRA Payment, Executive shall execute a release, in the form established by the Board, releasing the Board, the Company, and the Company’s parent corporation, subsidiaries, affiliates, and their respective equity holders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including all claims or causes of action arising out of Executive’s employment with the Company or its affiliates or the termination of such employment, but (i) excluding all claims to vested benefits and payments Executive may have under any compensation or benefit plan, program or arrangement, including this Agreement to the extent such benefits and payments are intended by their terms to continue beyond termination of employment and (ii) all claims for post-termination indemnification and advancement of expenses rights arising under the Company’s limited liability company agreement or as a matter of law. Executive shall provide such release to the Company no later than 21 days after the Termination Date and, as a condition to the Company’s obligation to pay all or any portion of the Severance Amount and COBRA Payment, Executive shall not revoke such release. The performance of the Company’s obligations hereunder shall constitute full settlement of all such claims and causes of action.
4.7    Termination After a Change in Control. Upon Executive’s termination of employment within 2 years after a Change in Control by the Executive for Good Reason or by the Company for any reason other than paragraphs 2.2(a), 2.2(b) or 2.2(c) or if terminated by Executive or the Company due to Company’s Non-Renewal, the Executive shall be entitled to the Severance Amount, COBRA Payment and Accrued Benefits payments and benefits described in paragraph 4.4 and subject to the requirements of paragraphs 4.5 and 4.6 as provided therein except that, in the event that the Class C Payout (as defined in the Company’s limited liability company agreement) has not occurred as of the date of termination or in connection with such Change in Control transaction, the Severance Amount shall be increased (without duplication) to 2 times (A) Executive’s annual base salary at the rate in effect on the date of the Change in Control and (B) the amount of the Executive’s current year annual cash bonus for the year of termination at the target amount calculated on the basis of 12 months as if all goals for a target bonus have been achieved.
4.8    No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require the Company to pay any amount to Executive pursuant to this Agreement or to in any way mitigate the damages to Executive arising from the breach of this Agreement or any Ancillary Agreement by a party other than Executive. Any salary or other remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under this Agreement shall not reduce the Company’s obligation to make any payment due to Executive (or the amount of such payment) pursuant to the terms of this Agreement or any Ancillary Agreement.
4.9    Other Benefits. This Agreement governs the rights and obligations of Executive and the Company with respect to Executive’s base salary, bonus, certain aspects of grants under LTIP Grant, the Signing Bonus Grant, the Option and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to his ownership rights, if any, in the Company and AMID, and other benefits under the plans and programs maintained by the Company shall be governed by the terms (which are not, and are not required to be, affected, altered or amended) of the separate agreements, plans and the other documents and instruments governing such matters. Notwithstanding the foregoing, in the event of any conflict between this Agreement and any such plans, programs, separate agreements and other documents and instruments governing such matters, whether existing on the Effective Date or thereafter created, this Agreement shall be controlling.

ARTICLE 4.	PROTECTION OF CONFIDENTIAL INFORMATION
5.1    Disclosure to and Property of the Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s (or any of its affiliates’) business, trade secrets, products or services (including, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company (or its affiliates), except as otherwise provided in paragraph 5.4. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such Confidential Information (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Upon Executive’s termination of employment with the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product and all copies thereof in his possession or control to the Company, except as provided in paragraph 5.3(c).
5.2    Disclosure to Executive. In reliance upon Executive’s representations and agreements in this Agreement, the Company has and will disclose to Executive, and will place Executive in a position to have access to and to develop, Confidential Information and Work Product of the Company (or its affiliates); and/or has and will entrust Executive with business opportunities of the Company (or its affiliates); and/or has and will place Executive in a position to develop business good will on behalf of the Company (or its affiliates). Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its affiliates) that are in his possession or control for 4 years.
5.3    No Unauthorized Use or Disclosure.
(e)    Executive agrees that he will not, at any time during or after Executive’s employment by the Company, make any disclosure of, and will not remove or cause others to remove from the Company premises, Confidential Information or Work Product of the Company (or its affiliates), or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with the Company.
(f)    Executive shall have no obligation hereunder to keep confidential any Confidential Information (A) which has become known to the public through no fault of Executive or which can be derived from publicly-available sources; and (B) if and to the extent disclosure thereof is specifically required by law, subpoena or court order; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at the Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.
(g)    At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that he may possess or control. Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes in his possession; provided, however, that notwithstanding anything in this Agreement to the contrary, any notebooks personally maintained by Executive need not be provided to the Company on request or returned on termination of employment.
(h)    Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.
(i)    Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article 5. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product in his possession to the same extent, and on the same basis, as the Company’s Confidential Information and Work Product.
(j)    Ownership by the Company. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.
5.4    Assistance by Executive. During the period of Executive’s employment by the Company and thereafter, Executive shall, at the Company’s sole expense, assist the Company and its nominee, at any time, in the protection of the Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
5.5    Non-Competition and Non-Solicitation Obligations.
(a)    Both as part of the consideration for the compensation and benefits to be paid to Executive hereunder and to protect the trade secrets and Confidential Information of Company and its affiliates that have been or will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, and the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates, and the Company’s valuable employment relationships, Executive agrees that during the period that Executive is employed by the Company and (x) for the period of 12 months following a termination for Good Reason, (y) for the period of 9 months following a termination by the Company or Executive for the Company’s Non-Renewal or a termination by the Company without Cause, and (z) if the Company elects at its sole discretion to pay a cash lump sum amount equal to the Severance Amount specified in paragraph 4.4 divided by 12 and multiplied by 6 (subject to paragraphs 4.5 and 4.6) and the COBRA Payment, for a period of 6 months after the date of the termination of Executive’s employment with the Company for Cause or by Executive without Good Reason (the “Non-Competition Period”), Executive shall not, directly or indirectly for Executive or for others, in any county in which Company or any of its affiliates has assets in operation or under development as of the Executive’s date of termination or in any immediately contiguous county:
(i)engage in the business of acquiring, developing, improving, managing, providing services with respect to, operating and disposing of mid-stream energy projects that directly compete with the business conducted by Company;
(ii)render any advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, with any business that is competitive with the business conducted by Company; or
(iii)request or cause any customer of Company or its affiliates as of the Executive’s date of termination to terminate any business relationship with Company or its affiliates.
Notwithstanding any of the foregoing, during the Non-Competition Period, Executive may provide Bona Fide Part-Time Consulting Services to any entity and may provide Board Service to any entity. “Bona Fide Part-Time Consulting Services” means consulting services provided as an independent contractor (and not as an employee, partner, shareholder or other owner or interest holder) that (x) does not involve any officer-like role or decision- or policy-making authority, (y) does not involve providing more than 90 hours per month of services to any one company or affiliated group of companies and (z) has been disclosed to the Company prior to the commencement of the applicable engagement or provision of services. “Board Service” means that Executive is serving as a member of the board of directors of a corporation, board of managers of a limited liability company or other comparable governing body of any other entity provided that Executive is not also an officer or employee of such entity. Before accepting a Board Service position with a for-profit entity, Executive shall advise the Company of the name of such entity and obtain prior approval by the Company of such Board Service, such approval not to be unreasonably withheld, conditioned or delayed.
(b)    Executive agrees that during the period he is employed by the Company and for a period of 12 months following his termination of employment (the “Non-Solicitation Period”) Executive shall not, directly or indirectly for Executive or for others, in any state of the United States in which Company, AMID or any of their controlled affiliates does business (or has taken non-de minimis steps to commence doing business) as of the Executive’s date of termination induce any employee of the Company or its affiliates to terminate his employment with the Company or its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company, except in connection with the carrying out of Executive’s employment with the Company during the Term. Executive acknowledges and represents that the restrictions of this paragraph 5.5 are reasonable and necessary to protect the Company’s legitimate business interests.
(c)    Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses during the period provided for above, but acknowledges and represents that the restrictions are both reasonable and necessary to protect Company’s legitimate business interests, and that Executive will receive sufficiently high remuneration and other benefits under this Agreement to compensate for and to justify such restrictions.
5.6    Enforcement and Remedies. Executive acknowledges and agrees that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article 5 by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to the Company pursuant to other written agreements with Executive.
5.7    Reformation. It is expressly understood and agreed that the Company and Executive consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the proprietary information of the Company and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
5.8    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company, and the performance by Executive of Executive’s duties hereunder, shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, other agreement, or policy (including any covenant not to compete, solicit employees, or customers of any prior employer(s)) to which Executive is a party or otherwise bound.

ARTICLE 5.	NONDISPARAGEMENT
6.1    Each party (which, in the case of the Company, shall mean its officers and the members of the Board) and affiliates of ArcLight Energy Partners Fund V, L.P. (“ArcLight”) agrees, during the Term and following the termination of the Agreement, to refrain from Disparaging (as defined below) the other party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.

ARTICLE 6.	MISCELLANEOUS
7.1    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
(k)    If to the Company or to the Class A Member:

American Midstream GP, LLC
1614 15th Street
Suite 300
Denver, CO 80202
Attention: General Counsel

with a copy to:

High Point Infrastructure Partners, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: Jake Erhard and Christine Miller
(l)    If to Executive, at the last address that the Company has in its personnel records for Executive, or
(m)    to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
7.2    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.
7.3    No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
7.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
7.6    Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributes, devisees and other legatees.
7.7    Withholding of Taxes and Other Employee Deductions. the Company may withhold from any benefits and payments made pursuant to this Agreement or otherwise all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
7.8    Construction. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The word “including” shall mean including without limitation. The terms “herein,” “hereby,” “hereunder,” “hereof” and other words of similar import refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which such word is used. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.
7.9    Certain Terms Defined. As used in this Agreement, the following terms shall have the meaning given to them below:
(a)    “Affiliate” (whether or not capitalized) shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.
(b)    “Ancillary Agreements” shall mean the LTIP (and any successor thereto) and all awards thereunder including, without limitation, the LTIP Award agreements for awards under Section 3.3 and the Signing Bonus Grant Agreement and Option Agreement whether or not they are under the LTIP.
(c)    “Change in Control” shall mean and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any transaction or series of transactions pursuant to which the Class A Member or Affiliates of ArcLight, cease to be the beneficial owner

(within the meaning of Rule 13d-3 under the Exchange Act), on a combined basis, of 50% or more of the combined voting power of the equity interests in the Company; (ii) any transaction or series of transactions pursuant to which the Class A Member or Affiliates of ArcLight, cease to be entitled to receive at any time, on a combined basis, 50% or more of the distributions made by the Company to its equity owners; (iii) the limited partners of AMID approve, in one or a series of transactions, a plan of complete liquidation of the AMID; (iv) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions; (v) the sale or other disposition by AMID of all or substantially all of its assets in one or more transactions other than to the Company or an Affiliate of the Company; (vi) a transaction resulting in a Person other than the Company or an Affiliate of the Company being a general partner of AMID, or (vii) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act and rules promulgated thereunder, other than an affiliate of ArcLight, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more the combined voting power of the Company or AMID.
(d)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and applicable regulations thereunder.
(e)    “COBRA Payment” means (i) if Executive is terminated without Cause or Good Reason (before or after a Change in Control) or by the Company or Executive following a Notice of Non-Renewal by the Company, a cash amount equal to the cost of 12 months of COBRA coverage for Executive and his dependents as in effect on the date of Executive’s termination and (ii) if Executive is terminated for Cause or terminates his employment without Good Reason shall mean an amount equal to the cost of COBRA coverage for Executive and his dependents as in effect on the date of his termination for the Non-Competition Period in clause (z) of paragraph 5.5(a) if the Company elects to pay the Severance Amount referred to in clause (z) of paragraph 5.5(a).
(f)    “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
(g)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(h)    “Person” shall mean any individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
7.10    Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in paragraph 3.6(c) (and any agreements between the Company and Executive that have been executed under such plans and programs) and paragraph 4.7 and (ii) any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than (A) under the agreements described in clauses (i) and (ii) of the preceding sentence; (B) as provided herein or (C) under the agreements forming and/or operating the Company and AMID related thereto) are hereby null and void and of no further force and effect.
7.11    Amendments. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
7.12    Liability Insurance; Indemnification. The Company shall maintain a directors’ and officers’ insurance liability policy throughout the Term and shall provide Executive with coverage under such policy on terms not less favorable than provided to other Company directors and officers. The Company shall indemnify and advance expenses to Executive to the maximum extent permitted by applicable law and the Company’s limited liability company agreement as in effect on the Effective Date with respect to Indemnitees thereunder; provided, however, that such limited liability company agreement is hereafter amended to provide for more favorable rights to persons who are officers or directors of the Company, such more favorable rights shall be afforded to Executive.
7.13    Compliance with Section 409A of the Code.
(a)    All references in this Agreement to the termination of Executive’s employment with the Company shall mean and shall be deemed to occur if and when a termination of employment that constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance issued thereunder has occurred.
(b)    To the extent that any reimbursement or benefit in kind hereunder constituted deferred compensation under Section 409A of the Code, such reimbursement or benefit shall be administered consistently with the following additional requirements as set forth in Treas. Reg. §1.409A-3(i)(1)(iv): (1) Executive’s eligibility for or receipt of benefits or reimbursements in one calendar year will not affect Executive’s eligibility for or the amount of benefits or reimbursements in any other calendar year, (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred, (3) Executive’s right to benefits or reimbursement is not subject to liquidation or exchange for another benefit, and (4) the right to reimbursement of expenses incurred or to the provision of benefits in kind shall terminate ten (10) years from Executive’s termination of employment, if not before.

(c)    Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A of the Code, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.
(d)    Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance thereunder and determined in accordance with any method selected by the Company that is permitted under the regulations issued under Section 409A of the Code), and any amount paid or benefit provided under this Agreement to or on behalf of Executive would be subject to additional taxes under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder) shall be accumulated and paid or provided, as applicable, on the date that is six months plus one day after Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest; provided, however, that Executive shall be entitled to receive the maximum amount permissible under Section 409A of the Code and the applicable administrative guidance thereunder during the six-month period following his separation from service that will not result in the imposition of any additional tax or penalties on such amount.
(e)    To the extent that Section 409A of the Code is applicable to this Agreement, the provisions of this Agreement shall be interpreted as necessary to comply with such section and the applicable administrative guidance issued thereunder so that Executive shall not incur any excise tax, interest or penalties under Code Section 409A.
(f)    Any amounts paid to Executive under paragraph 3.7 shall be made in all events by the end of Executive’s taxable year following the Executive’s tax year in which he pays the taxes to the related taxing authority; provided further that any payment due as a result of an audit or litigation shall be made by the end of the Executive’s tax year following the tax year in which such taxes are remitted to the taxing authority.
7.14    Arbitration.

(a)    The Company and Executive agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement, the termination of this Agreement, or any other aspect of Executive’s employment relationship with the Company. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator. Arbitration will take place within 50 miles of Executive’s principal place of employment with the Company, or, if Executive is no longer employed by the Company, Executive’s last principal place of employment with the Company, unless the parties mutually agree to a different location. The Company and Executive agree that the decision of the arbitrator will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side; provided, however, that, if required by applicable law for the arbitration provisions of this paragraph 7.13 to be enforceable, the Company shall pay all costs and fees that Executive would not otherwise have been subject to paying if the claim had been resolved in a court of law.
(b)    Notwithstanding the provisions of paragraph 7.13(a), (a) the Company may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Executive’s obligations under Articles 5 or 6 hereof, pending a decision by the arbitrator in accordance with paragraph 7.13(a), and (b) Executive may, if he so chooses, bring an action in any court of competent jurisdiction for temporary or preliminary injunctive relief to enforce the Company’s obligations under Article 6 hereof, pending a decision by the arbitrator in accordance with paragraph 7.13(a).
7.15    Joinder of the Class A Member. Notwithstanding anything in this Agreement to the contrary, the Class A Member joins in this Agreement solely for purposes of acknowledging its obligations under paragraph 1.3 and not for any other purpose.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 10th day of December, 2015, to be effective as of the Effective Date.

AMERICAN MIDSTREAM GP, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	Director

HIGH POINT INFRASTRUCTURE PARTNERS, LLC
(solely for purposes of Section 1.3 as provided in Section 7.15)

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	Director

EXECUTIVE

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III

[Signature Page to Employment Agreement—Lynn L. Bourdon III]

EXHIBIT A
PERMITTED INVESTMENTS
Executive owns a 5% interest in PPEP III, LLC, a private investment fund that in turn owns a 22.2% interest in Layline North Texas Holdings L.P. which owns and operates mid-stream assets in North Texas. Executive is an investor only and is not an employee, officer or manager of either entity.